Exhibit 77C Matters submitted to a vote of security holders

AllianceBernstein Wealth Appreciation Strategy

A Special Meeting of the Stockholders of the AllianceBernstein Wealth Appreciation Strategy (the Fund) was held on November 15, 2005 and adjourned until December 6, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the December 6, 2005 Meeting, with respect to the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, the required number of outstanding shares voted in favor of the proposal, and the proposal was approved. A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

				Voted For	Withheld Authority
1. To elect eight Directors of
   the Fund, each such
   Director to hold office
   until his or her successor
   is duly elected and
   qualified.

Ruth Block			143,700,322	3,267,191
David H. Dievler		143,749,856	3,217,657
John H. Dobkin			143,808,620	3,158,893
Michael J. Downey		143,754,345	3,213,167
William H. Foulk, Jr.		143,715,894	3,251,619
D. James Guzy			143,456,329	3,511,184
Marc O. Mayer			143,789,990	3,177,523
Marshall C. Turner, Jr.		143,765,404	3,202,109

			    Voted For   Voted		      Broker
		            		Against   Abstained   Non-Votes

3.    To amend, eliminate,
      or reclassify as
      non-fundamental, the
      fundamental investment
      restrictions regarding:

3.A.  Diversification	    22,705,427	393,808	  437,632     6,828,811

3.B.  Issuing Senior
      Securities
      and Borrowing Money   22,709,639	388,814	  438,414     6,828,811

3.D.  Concentration of
      Investments	    22,690,487	410,394	  435,986     6,828,811

3.E.  Real Estate and
      Companies
      That Deal In
      Real Estate	    22,739,434	381,904	  415,528     6,828,811

3.F.  Commodity
      Contracts and
      Futures Contracts     22,704,346	390,661	  441,860     6,828,811

3.G.  Loans		    22,694,447	399,210	  443,209     6,828,811

3.I.  Exercising Control    22,701,583	392,914	  442,369     6,828,811

3.N.  Pledging,
      Hypothecating,
      Mortgaging or
      Otherwise
      Encumbering Assets    22,680,432	423,541	  432,893     6,828,811